[THE HAIN CELESTIAL GROUP LOGO OMITTED]

Contacts:
Ira Lamel/Mary Anthes
The Hain Celestial Group, Inc.
631-730-2200

HAIN CELESTIAL THIRD QUARTER RESULTS

Solid Performance from North American and
Continental European Operations

Consumption Trends Continued to Improve

Operating Free Cash Flow Remained Strong Improving by
$83.9 Million in the 12-Months Ended March 31, 20101

Agreement in Principle to Acquire Sensible Portions® Brand

Hain Pure Protein to Divest its Kosher Valley® Brand

Melville, NY, May 5, 2010—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company providing consumers with A Healthy Way of Life™, today reported results for the third quarter ended March 31, 2010.  The Company also announced that it has reached an agreement in principle to acquire the assets and business of World Gourmet Marketing, LLC, producer and marketer of Sensible Portions® Veggie Straws™ and Pita Bites™ and that Hain Pure Protein (“HPP”), a joint venture where the Company holds a 48.7% interest, will divest its Kosher Valley® brand.

Net sales in the third quarter totaled $222,098,000 versus $234,582,000 in the prior year period after excluding net sales of $30,346,000 by HPP1.  Total net sales on a GAAP basis in the prior year quarter amounted to $264,928,000 including HPP, which was then a consolidated subsidiary.  Net sales in the current year third quarter were negatively affected by a total of approximately $24,000,000 as a result of inventory reductions at two major distributors and the phasing out of the supply of fresh sandwiches to Marks and Spencer in the United Kingdom, offset by $4,814,000 of favorable changes in exchange rates for foreign currencies.

“Our consumption trends improved across our branded business during the third quarter led by our operations in the United States and followed by Canada and Europe, as consumers continue to see healthy eating and living as a way of life.  I’m pleased with the top line growth in Europe at 9% and the UK at 21%2,” said Irwin D. Simon, President and Chief Executive Officer.  “Despite inventory reductions at key distributors, our sales momentum gained in the natural, mass market and specialty channels while the grocery channel showed signs of improving trends.  Our productivity and efficiencies continued to positively impact our margins, where we believe there is more room to improve, and the strength of our operations enabled us to generate healthy cash flow to maintain a strong balance sheet and reduce our debt.”

1 See Non-GAAP Financial Measures and related Reconciliation of GAAP Results to Non-GAAP Presentation
2 Excludes $7,000,000 of fiscal year 2009 sales to Marks and Spencer

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

“Our focus on driving profitable consumption growth was evident in our third quarter results,” commented John Carroll, Chief Executive Officer, Hain Celestial US.  “All US business units experienced consumption growth led by double digit increases from our Imagine®, Terra® , DeBoles®, Spectrum Naturals® and MaraNatha® brands as well as our Alba® personal care brand, followed by single digit increases from our Celestial Seasonings® brand, Dream™ non-dairy beverages, Earth’s Best® baby food as well as our Avalon® personal care brands.”

The Company reported GAAP net income of $2,656,000, or $0.06 per share, which includes a non-cash charge for the recording of a valuation allowance on deferred tax assets in the United Kingdom.  Net income adjusted to exclude this charge was $9,740,000, or $0.24 per share.  During the quarter, the Company also absorbed $1,161,000 ($721,000 after tax), or $0.02 per share, related to litigation, and $701,000 after tax, or $0.02 per share, related to operating losses at HPP’s Kosher Valley brand.  In the prior year quarter the Company incurred a net loss of $41,150,000, or $1.01 per share, which was driven by non-cash impairment charges against goodwill and intangible assets related to the Company’s European and HPP reporting units.

“We expect our UK operations will become profitable; however, accounting guidance requires that we take a charge against our recorded deferred tax assets now despite the potential that we may benefit from them in the future.  We believe that we are experiencing a turnaround in our frozen food and food-to-go operations, as they win new business opportunities,” commented Irwin Simon.

The Company’s gross profit increased 24 basis points to 27.69% of net sales in the third quarter, from 27.45% in the year ago period, after adjusting the prior year quarter for the gross profit of HPP1.  The prior year gross profit reported under GAAP was 22.6%.  The gross profit improvement was primarily driven by a favorable mix of sales of higher margin products in the US, a more normalized cost environment and continued improvements from productivity initiatives.  In addition, the Company’s gross margins in Canada benefited from a stronger Canadian currency.

Selling, general and administrative expenses (“SG&A”) were 19.0% of net sales in this year’s third quarter compared to 18.3% after adjusting the prior year quarter for the deconsolidation of HPP1.  SG&A as reported under GAAP was 17.1% of net sales in the prior year period.  Both the GAAP and HPP-adjusted SG&A in the prior year quarter were favorably reduced by a net insurance recovery of $2,303,000, without which, SG&A as a percentage of net sales in the prior year would have been 17.9% under GAAP and 19.2% as adjusted for HPP.  The increase in SG&A as a percentage of net sales was principally the result of the lower net sales in the current quarter.

Operating free cash flow was $59,362,000 over the most recent 12-month period ended March 31, 2010, improving by $83,948,000 from the comparable period one year ago1.  The Company’s balance sheet remained strong as the Company reduced borrowings by $10,000,000 in the quarter, bringing the total debt reduction to $63,500,000 over the 12 months ended March 31, 2010.  Debt as a percentage of equity was 30.7%, with equity at $734,267,000 at the end of the third quarter this year.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

World Gourmet Acquisition and HPP’s Kosher Valley Brand Divestiture
The Company has reached an agreement in principle to acquire the assets and business, subject to certain liabilities, of World Gourmet Marketing, LLC.  World Gourmet develops, produces, markets and sells Sensible Portions branded Veggie Straws, Pita Bites and other snack products into various sales channels and has developed significant strength in the club store channel.  The transaction is subject to regulatory and other approvals.  The Company expects the acquisition will be accretive to the Company after closing.  “We are excited about adding Sensible Portions to our portfolio of brands and the opportunity to leverage their distribution and in-house capabilities,” said Irwin Simon.  “We look forward to having Jerry Bello and Jason Cohen, co-founders of Sensible Portions, join us and continue to lead the growth and innovation of their products in Hain Celestial’s portfolio.”

“We are also pleased that HPP has entered into a letter of intent to exchange its Kosher Valley® brand and customer relationships with Empire Kosher Poultry, Inc. (“Empire”) for an equity interest in Empire.  We are delighted that this combination will expand the breadth of the product lines and their distribution reach,” said Irwin D. Simon, a Director of HPP.  “Empire has been a premier brand in kosher poultry for many years, and Kosher Valley will benefit greatly from Empire’s production capabilities and reputation for delivering high-quality products to a broad market.  Hain Pure Protein has made significant investments over the last year in building Kosher Valley into the strong brand that it is today,” concluded Irwin Simon.  Mr. Simon is expected to become a director of Empire.  The Company’s share of the after-tax losses incurred by Kosher Valley amounted to $701,000 in the three months and $1,644,000 in the nine months ended March 31, 2010, which had the effect of reducing Hain Celestial’s diluted earnings per share by $0.02 in the three months and $0.04 in the nine months, and therefore this transaction is expected to be accretive to Hain Celestial.

Accounting for Income Taxes
During the third quarter this year, the Company recorded a valuation allowance of $7,084,000 as a result of the Company’s evaluation of its United Kingdom tax position in accordance with the requirements of Accounting Standards Codification Topic 740, “Accounting for Income Taxes” (“ASC 740”).  The Company’s United Kingdom operations have incurred losses in recent years and have been affected by restructuring and other charges, such as the costs incurred in connection with the recent consolidation of its food-to-go production facilities, the phase out of sales to Marks and Spencer, as well as the economy in the United Kingdom.  In accordance with ASC 740, current year losses coupled with the losses of prior periods required that management record a full valuation allowance against the deferred tax assets that arose in the loss periods despite management’s expectations indicating that the United Kingdom operations will be profitable in fiscal year 2011.  If the United Kingdom operations are able to realize any of these deferred tax assets in the future, the provision for income taxes will be reduced by a release of the corresponding valuation allowance.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

Fiscal Year 2010 Guidance
The Company updated its fiscal year 2010 guidance.  The Company anticipates full fiscal year net sales will be $915 to $925 million.  GAAP earnings per share is expected to be $0.78 to $0.81, and non-GAAP earnings per share is expected to be $1.03 to $1.06, which excludes the effects of the valuation allowance recorded for United Kingdom deferred tax assets, the costs related to litigation settlements, the non-cash write-down of the Company’s investment in Yeo Hiap Seng Limited and costs incurred in connection with the consolidation of our two United Kingdom production facilities.

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 4:30 PM Eastern Daylight Time today to review its third quarter fiscal year 2010 results. The event will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Tushies®, TenderCare® and Martha Stewart Clean™. Hain Celestial has been providing “A Healthy Way of Life™” since 1993.  For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements under Rule 3b-6 of the Securities Exchange Act of 1934, as amended.  Words such as “expect,” “expected”, “anticipate,” “estimate,” “believe,” “may,” “potential,” “can,” “position”, “positioned,” “should,” “plan,” “continue”, “future”, “look forward” and similar expressions, or the negative of those expressions, may identify forward-looking statements.  These forward-looking statements include (i) our statements regarding the room for improvement in our margins; (ii) our expectations relating to the acquisition of Sensible Portions business; (iii) our belief regarding HPP’s joint venture with Empire, including our statements regarding the impact on HPP’s Kosher Valley brand and the potential improvements to the Company’s earnings resulting therefrom; (iv) our expectations regarding the profitability of our United Kingdom operations and the improvement in the operations of our United Kingdom operations; (v) our expectations for all our business for the 2010 fiscal year and its positioning for the future; and (vi) our statements regarding our guidance for net sales and earnings per share in fiscal year 2010.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to our ability to achieve our guidance for net sales and earnings per share in fiscal year 2010 given the recessionary environment in the U.S. and other markets that we sell products as well as economic and business conditions generally and their effect on our customers and consumers’ product preferences, and our business, financial condition and results of operations; changes in estimates or judgments related to our impairment analysis of goodwill and other intangible assets as well as with respect to our valuation allowances of our deferred tax assets; our ability to implement our business and acquisition strategy, including our strategy for improving results in Europe; HPP’s ability to implement its business strategy; our ability to realize sustainable growth generally and from investments in core brands, offering new products and our focus on cost containment, productivity, cash flow and margin enhancement in particular; our ability to effectively integrate our acquisitions; our ability to successfully execute our joint ventures; competition; the success and cost of introducing new products as well as our ability to increase prices on existing products; the availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; our ability to maintain existing contracts and secure and integrate new customers; our ability to respond to changes and trends in customer  and consumer demand, preferences and consumption; international sales and operations; changes in  fuel and commodity costs; the effects on our results of operations from adverse impacts of foreign exchange; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K for the fiscal year ended June 30, 2009 and the quarterly report on Form 10-Q for the quarter ended September 30, 2009.  As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

Non-GAAP Financial Measures
Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company’s operations and are useful for period-over-period comparisons of operations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should only be read in connection with the Company’s condensed consolidated statements of earnings presented in accordance with GAAP.

Operating Free Cash Flow is a non-GAAP financial measure.  The Company defines Operating Free Cash Flow as cash provided from operating activities less capital expenditures.  We view operating free cash flow as an important measure because it is one factor in evaluating the amount of cash available for discretionary investment. For the 12-month period ended March 31, 2010, cash provided from operating activities was $69,659,000 and capital expenditures were $10,297,000 for a total of $59,362,000.  The operating free cash flow of $59,362,000 million represents an $83,948,000 improvement over the 12-month period ended March 31, 2009.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

This press release contains certain financial measures related to the deconsolidation of HPP that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including the exclusion of HPP from net sales, gross margin and SG&A expenses.  A reconciliation of these non-GAAP financial measures to their respective comparable GAAP financial measures appears in the table “Reconciliation of GAAP Results to Non-GAAP Presentation” accompanying this press release. Management believes that it is useful to investors to present such measures because as of June 30, 2009 HPP is no longer consolidated in the Company’s condensed consolidated financial statements, which affects the comparability of the Company’s results for periods after June 30, 2009 to prior periods.

Under the Investor Relations section of the Company’s website at www.hain-celestial.com, the Company has posted a schedule detailing the reclassification of promotional expenses for each annual and quarterly period in fiscal years 2009 and 2008 to allow comparison to reported amounts.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2010	2009
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$40,975	$41,408
Trade receivables, net	116,879	114,506
Inventories	154,048	158,590
Deferred income taxes	13,038	13,028
Other current assets	17,921	21,599
Total current assets	342,861	349,131

Property, plant and equipment, net	100,157	102,135
Goodwill, net	463,052	456,459
Trademarks and other intangible assets, net	146,398	149,196
Investments in and advances to affiliates	45,842	49,061
Other assets	15,482	17,514
Total assets	$1,113,792	$1,123,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$109,974	$134,618
Income taxes payable	15,264	1,877
Current portion of long-term debt	33	44
Total current liabilities	125,271	136,539

Deferred income taxes	27,235	24,615
Other noncurrent liabilities	1,945	2,647
Long-term debt, less current portion	225,074	258,372
Total liabilities	379,525	422,173

Stockholders' equity:
Common stock	419	417
Additional paid-in capital	510,065	503,161
Retained earnings	234,213	212,285
Treasury stock	(16,714)	(16,309)
Accumulated other comprehensive income	6,284	1,769
Total stockholders' equity	734,267	701,323

Total liabilities and stockholders' equity	$1,113,792	$1,123,496

THE HAIN CELESTIAL GROUP, INC.
 Consolidated Statements of Operations
 (in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)
		Note A		Note A
Net sales	$222,098	$264,928	$694,549	$863,932
Cost of sales	160,596	204,933	501,339	664,722
Gross profit	61,502	59,995	193,210	199,210

SG&A expenses	42,161	45,213	131,907	148,529
Restructuring expenses	-	1,946	2,936	3,438
Impairment of goodwill and intangibles	-	52,567	-	52,567

Operating income	19,341	(39,731)	58,367	(5,324)

Interest expense and other expenses	2,024	4,508	8,581	13,716
Equity in net loss of equity method investees	653	-	1,785	-
Income before income taxes	16,664	(44,239)	48,001	(19,040)
Income tax provision	14,008	(972)	26,073	8,672
Net income	2,656	(43,267)	21,928	(27,712)

Loss attributable to noncontrolling interest	-	2,117	-	1,724
Net income attributable to The Hain Celestial Group, Inc.	$2,656	$(41,150)	$21,928	$(25,988)

Basic net income per share	$0.07	$(1.01)	$0.54	$(0.64)

Diluted net income per share	$0.06	$(1.01)	$0.53	$(0.64)

Weighted average common shares outstanding:
Basic	40,838	40,555	40,771	40,415
Diluted	41,383	40,555	41,298	40,415

Note A -
The three months and nine months ended March 31, 2009 include adjustments of $2,795 and $8,669, respectively, to reclassify certain promotional expenses, which have the effect of reducing selling, general and administrative expenses and reducing net sales. The reclassifications did not affect reported net income.

THE HAIN CELESTIAL GROUP, INC.
 Pro Forma Consolidated Statements of Operations
 Reconciliation of GAAP Results to Non-GAAP Presentation of Pro Forma Deconsolidation of HPP
 (in thousands, except per share amounts)
 (Unaudited)

	Three Months Ended March 31, 2009
	As Reported	Deconsolidate HPP	Pro Forma Basis, Excluding HPP

Net sales	$264,928	$(30,346)	$234,582
Cost of sales	204,933	(34,752)	170,181
Gross profit	59,995	4,406	64,401

SG&A expenses	45,213	(2,376)	42,837
Restructuring expenses	1,946		1,946
Impairment of goodwill	52,567	(7,584)	44,983

Operating loss	(39,731)	14,366	(25,365)

Interest and other expenses, net	4,508	(87)	4,421
Loss before income taxes	(44,239)	14,453	(29,786)
Income tax provision	(972)	5,593	4,621
Net loss	(43,267)	8,860	(34,407)
Loss attributable to noncontrolling interest	2,117		2,117
Net loss attributable to The Hain Celestial Group, Inc.	$(41,150)	$8,860	$(32,290)

Basic per share amounts	$(1.01)	$0.22	$(0.80)

Diluted per share amounts	$(1.01)	$0.22	$(0.80)

Weighted average common shares outstanding:
Basic	40,555	40,555	40,555
Diluted	40,555	40,555	40,555

	Nine Months Ended March 31, 2009
	As Reported	Deconsolidate HPP	Pro Forma Basis, Excluding HPP

Net sales	$863,932	$(130,194)	$733,738
Cost of sales	664,722	(127,998)	536,724
Gross profit	199,210	(2,196)	197,014

SG&A expenses	148,529	(7,109)	141,420
Restructuring expenses	3,438		3,438
Impairment of goodwill	52,567	(7,584)	44,983

Operating loss	(5,324)	12,497	7,173

Interest and other expenses, net	13,716	(675)	13,041
Loss before income taxes	(19,040)	13,172	(5,868)
Income tax provision	8,672	5,101	13,773
Net loss	(27,712)	8,071	(19,641)
Loss attributable to noncontrolling interest	1,724		1,724
Net loss attributable to The Hain Celestial Group, Inc.	$(25,988)	$8,071	$(17,917)

Basic per share amounts	$(0.64)	$0.20	$(0.44)

Diluted per share amounts	$(0.64)	$0.20	$(0.44)

Weighted average common shares outstanding:
Basic	40,415	40,415	40,415
Diluted	40,415	40,415	40,415